EXHIBIT 10.1

Restricted Stock Unit Award Agreement
Under the Director Award Program
EMCOR GROUP, INC.
301 Merritt Seven
Norwalk, Connecticut 06851-1092

Agreement made as of this 29th day of October, 2015, between EMCOR GROUP, INC., a Delaware corporation (the “Company”) and Steven B. Schwarzwaelder, (the “Participant”).

1.           Restricted Stock Unit Award.

The Participant is hereby awarded, pursuant to the Company’s 2010 Incentive Plan (the “Plan”) and the Director Award Program established under the Plan (the “Program”), and subject to their terms, a Restricted Stock Unit (“RSU”) award (the “Program Award”) as hereinafter described. The Program Award gives the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement, the Program and the Plan, (i) 2,831 Shares (the “Basic Shares”) and (ii) an additional whole number of Shares (rounded down to the nearest whole number) (the “Dividend Equivalent Shares”) equal in value (determined as hereinafter provided) to the dividends, if any, that would have been paid with respect to the Basic Shares had the Basic Shares been issued to the Participant on the date hereof.  For purposes of (ii), the number of Dividend Equivalent Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock.  For the avoidance of doubt, no Shares (including Dividend Equivalent Shares) shall be payable in respect of the Program Award if the Program Award is forfeited, and no Dividend Equivalent Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Participant or other person entitled to the Basic Shares becomes the record owner of such Shares for dividend record-date purposes.  Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Program and the Plan.

2.           Vesting.

This Program Award shall vest at the time that is immediately prior to the earliest to occur of the following:  (A) the first (1st) anniversary of the effective date of this Agreement; (B) the death of the Participant while serving on the Board; (C) the resignation of the Participant from the Board for reasons of permanent disability (as determined by the Committee).

Upon any termination of a Participant’s services with the Board, all RSUs then held by the Participant that have not previously vested (determined after taking into account the previous paragraph) shall be immediately forfeited.

3.           Delivery of Shares.

Subject to Section 4 below, the Company shall effect delivery of the Shares with respect to this Program Award to the Participant (or, in the event of the Participant’s death, to the person to whom the Program Award has passed by will or the laws of descent and distribution) on October 29, 2016.  No Shares will be issued pursuant to this Program Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee.

4.           Dividends; Other Rights.

The Program Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Program Award or to receive or be credited (other than as provided in Section 1 above) with any dividends declared and payable on any Share prior to the delivery of such Shares.

5.           Certain Tax Matters.

The Participant expressly acknowledges that because this Program Award consists of an unfunded and unsecured conditional promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Program Award. By accepting this Program Award, the Participant agrees to be responsible for all taxes (including any withholding taxes) to which he may be subject by reason of the vesting of or payment under the Program Award.

6.           Nontransferability.

Neither this Program Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Committee may otherwise determine.

7.           Effect on Right to Be Continued as a Director.

This Program Award shall not confer upon the Participant any right to be continued as a director of the Company or derogate from any right of the Company or its stockholders to decline to nominate the Participant for election as a director, to decline to elect Participant as a director, or, subject to the provisions of the bylaws of the Company and applicable law, to remove Participant as a director, with or without cause.

8.           Amendments.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.

9.           Governing Law.

This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

EMCOR GROUP, INC.

By:	/s/ Anthony J. Guzzi
Name: Anthony J. Guzzi Title: President and Chief Executive Officer

Agreed and Accepted:

/s/ Steven B. Schwarzwaelder
Steven B. Schwarzwaelder